Contacts:
Ligand Pharmaceuticals Incorporated	LHA
Todd Pettingill	Bruce Voss
investors@ligand.com	bvoss@lhai.com
(858) 550-7500	(310) 691-7100

Ligand Reports Third Quarter 2015 Financial Results

Conference Call Begins at 4:30 p.m. Eastern Time Today

SAN DIEGO (November 9, 2015) - Ligand Pharmaceuticals Incorporated (NASDAQ: LGND) today reported financial results for the three and nine months ended September 30, 2015, and provided an operating forecast and program updates.

Financial highlights for the third quarter of 2015 include:

•	Total revenues were $17.7 million and royalty revenues were $9.8 million, an increase of 18% and 30%, respectively, compared with the third quarter of 2014.

•	Adjusted EPS was $0.56 and GAAP EPS was $10.46.

•	Cash flow from operations was $10.4 million, a significant increase over $3.7 million of operating cash flow generated in the third quarter of 2014.

•	The majority of the valuation allowance for our net operating loss carryforwards was released, creating a net income tax benefit that increased GAAP net income by $217.3 million.

A description of adjusted calculations and reconciliation to comparable GAAP financial measures is provided in the accompanying table titled “Adjusted Financial Measures.”

“Our third quarter financial results feature continued strong gains in royalty revenues, earnings and operating cash flow. Novartis and Amgen are doing an outstanding job with managing Promacta® and Kyprolis®, respectively, including expanding into new indications and patient populations and entering new geographies,” said John Higgins, Chief Executive Officer of Ligand. “Given our continued sustained profitability and financial outlook, this quarter we released our valuation allowance, which is the recognition in our financial statements of our significant accumulated tax assets. This tax asset is now reflected in our balance sheet, and we project continuing to have effective cash tax rates below 5% for the next few years. We are proud of the regular flow of positive news and developments with our partnered programs and further expansion of our portfolio of license agreements. We look forward to discussing our business in more detail at our analyst day later this month.”

Third Quarter 2015 Financial Results

Total revenues for the third quarter of 2015 were $17.7 million, compared with $15.0 million for the same period in 2014. Royalty revenues increased 30% to $9.8 million from $7.5 million for the same period in 2014 primarily due to higher royalties from Promacta and Kyprolis. Material sales were $6.0 million compared with $6.3 million for the same period in 2014 due to timing of Captisol® purchases for use in clinical trials and commercial products. Collaborative and other revenues were $1.9 million compared with $1.2 million for the same period in 2014 due primarily to the timing of milestones and upfront fees earned.

Cost of goods sold was $1.3 million for the third quarter of 2015 compared with $1.5 million for the same period in 2014 due to the mix of Captisol sales and slightly lower cost of goods sold overall. Research and development expenses were $2.5 million compared with $3.0 million for the same period of 2014 as a result of timing of spending on internal development programs. General and administrative expenses for the third quarter of 2015 were $5.0 million compared with $6.7 million for the same period in 2014 due to costs associated with lower business development activities and lower non-cash stock-based compensation expense.

Net income for the third quarter of 2015 was $224.5 million, or $10.46 per diluted share, compared with net income for the third quarter of 2014 of $1.3 million, or $0.06 per diluted share. The increase is primarily attributable to a net income tax benefit of $217.3 million, or $10.12 per diluted share, from the release of valuation allowance (see Release of Valuation Allowance below). Adjusted net income for the third quarter of 2015 was $12.0 million, or $0.56 per diluted share, compared with adjusted net income for the third quarter of 2014 of $7.6 million, or $0.36 per diluted share.

As of September 30, 2015, Ligand had cash, cash equivalents and short-term and restricted investments of $187.9 million.

Year-to-Date Financial Results

Total revenues for the nine months ended September 30, 2015 increased 22% to $50.7 million compared with $41.5 million for the same period in 2014. Royalty revenues increased 30% to $26.6 million from $20.6 million for the same period in 2014 primarily due to higher royalties from Promacta and Kyprolis. Material sales increased to $20.5 million from $15.5 million for the same period of 2014 due to increased customer purchases of Captisol for use in clinical trials and commercial products. Collaborative research and development and other revenues were $3.6 million compared with $5.4 million for the same period in 2014 primarily due to timing of upfront fees and milestone payments.

Cost of goods sold was $4.9 million for the first nine months of 2015 compared with $5.1 million for the same period in 2014 due to the mix of Captisol sales and slightly lower cost of goods sold overall. Research and development expenses for the first nine months of 2015 were $10.5 million compared with $8.8 million for the same period in 2014 due to spending on internal development programs and non-cash stock-based compensation expense. General and administrative expenses for the first nine months of 2015 were $18.2 million compared with $17.1 million for the same period of 2014 due to costs associated with business development activities and non-cash stock-based compensation expense.

Net income for the first nine months of 2015 was $248.9 million, or $11.78 per diluted share, compared with net income for the first nine months of 2014 of $5.0 million, or $0.23 per diluted share. The increase is primarily attributable to a net income tax benefit of $217.3 million, or $10.29 per diluted share, from the release of valuation allowance (see Release of Valuation Allowance below). Adjusted net income for the first nine months of 2015 was $57.3 million, or $2.71 per diluted share, compared with adjusted net income of $20.1 million, or $0.93 per diluted share, for the same period of 2014.

Release of Valuation Allowance

Ligand has accumulated a usable portfolio of net operating loss carryforwards (NOLs) and other tax assets of more than $700 million, through a combination of operations and acquisitions. Through the interim financial statements dated June 30, 2015, Ligand has maintained a valuation allowance offsetting the entire balance of the NOLs due to the uncertainty of future use prior to expiration. After an analysis of our recent history of cumulative earnings and forecasted future taxable income, we have determined it is more likely than not that we will utilize substantially all of the NOL balance prior to expiration and therefore are releasing substantially all of the valuation allowance effective September 30, 2015. The net income tax benefit from valuation allowance release increased our GAAP net income by $217.3 million or $10.12 per diluted share for the third quarter of 2015 and $10.29 per diluted share for the first nine months of 2015. $217.3 million is the estimated tax benefit Ligand will have by utilizing its more than $700 million of NOLs.

Full-Year and Fourth Quarter 2015 Financial Forecast

Ligand is adjusting full-year 2015 guidance primarily to reflect an expected delay in the timing of receipt of the $6 million milestone payment due from Spectrum Pharmaceuticals upon FDA approval of EVOMELA. Spectrum recently received a Complete Response Letter from the FDA requiring additional information regarding its contract manufacturers. As such, Ligand expects that milestone to be earned and paid in 2016. Ligand now expects full-year 2015 total revenues to be between $75 million and $76 million, and adjusted earnings per diluted share to be between $3.34 and $3.37. This compares with previous 2015 guidance for total revenues to be between $81 million and $83 million, and adjusted earnings per diluted share to be between $3.45 and $3.50.

For the fourth quarter of 2015, Ligand expects total revenues to be between $24.3 million and $25.3 million, and adjusted earnings per diluted share to be between $0.63 and $0.66. Adjusted earnings per diluted share guidance excludes changes in contingent liabilities, mark-to-market adjustment for amounts owed to licensors, non-cash stock-based compensation expense, non-cash debt-related costs, pro-rata non-cash net losses of Viking Therapeutics and non-cash tax expense.

Third Quarter and Recent Business Highlights

Portfolio Program Progress

Promacta/Revolade

•
Novartis announced that the CHMP adopted a positive opinion for, and the European Commission approved Revolade® for the treatment of adults with acquired severe aplastic anemia (SAA) who were either refractory to prior immunosuppressive therapy or heavily pretreated and are unsuitable for hematopoietic stem cell transplantation.

•
Novartis announced that the FDA approved an expanded use for Promacta® to include children 1 year of age and older with chronic immune thrombocytopenia (ITP) who have had an insufficient response to corticosteroids, immunoglobulins or splenectomy.

Kyprolis, an Amgen Product utilizing Captisol

•
On September 18, 2015 Amgen announced that the FDA accepted for priority review the sNDA of Kyprolis®, an Amgen product, for patients with relapsed multiple myeloma who have received at least one prior therapy. In that same announcement, Amgen stated that the filing was based on data from the Phase 3 head-to-head ENDEAVOR study showing relapsed multiple myeloma patients treated with Kyprolis lived twice as long as those treated with Velcade® (18.7 months vs 9.4 months) without the disease worsening. The PDUFA date for this submission was stated by Amgen to be January 22, 2016[1].

•
On September 25, 2015, Amgen announced that the CHMP recommended marketing authorization for Kyprolis®, an Amgen product, in combination with lenalidomide and dexamethasone for the treatment of adult patients with multiple myeloma who have received at least one prior therapy.

•
On July 24, 2015, Amgen announced that the FDA approved an sNDA for Kyprolis®, an Amgen product, in combination with Revlimid® and dexamethasone for the treatment of patients with multiple myeloma who have received one to three prior lines of therapy. The announcement also included that the FDA approved the expanded indication for Kyprolis based on data from the ASPIRE study showing that patients treated in the Kyprolis arm lived 50% longer (8.7 months longer) without their disease worsening compared with patients treated with Revlimid and low-dose dexamethasone alone.

•	On October 28, 2015, Amgen announced potential approvals for Kyprolis®, an Amgen product, expected in Europe, Canada and some South American and Asian countries in Q4 of 2015[1].

Additional Pipeline and Partner Developments

•	Marinus Pharmaceuticals announced the initiation of the clinical phase of its IV ganaxolone program in Status Epilepticus and anticipates commencing a Phase 1 clinical trial in 2016.

•
Melinta Therapeutics announced complete results from the first of two Phase 3 studies of delafloxacin showing that the drug met the study's primary endpoint, reduction in lesion size by at least 20% at 48-72 hours without non-study antibiotics or major procedures.

•
Melinta also presented in vitro results demonstrating delafloxacin’s potency against three bacteria commonly associated with respiratory tract infections and showing delafloxacin to be the most potent in comparison with ciprofloxacin, levofloxacin and moxifloxacin.

•
Sermonix Pharmaceuticals presented clinical data on lasofoxifene for genitourinary syndrome of menopause and vulvovaginal atrophy at the North American Menopause Society meeting. Sermonix announced plans to seek approval in the U.S. and other geographies for several women’s health indications, including postmenopausal osteoporosis and symptoms of vulvovaginal atrophy. Sermonix also presented data for lasofoxifene at the American Society for Bone and Bone Mineral Research (ASBMR) showing the superiority of investigational lasofoxifene over raloxifene in skeletal endpoints.

•	Retrophin paid Ligand $1.0 million upon amendment of certain terms of the Sparsentan sublicense relating to rights in Asia. Royalty rates were not affected and milestones did not change materially.

•
Spectrum Pharmaceuticals announced that it received a Complete Response Letter (CRL) from the FDA relating to the NDA for EVOMELA. In the letter, the FDA did not identify any clinical deficiency in Spectrum's NDA package. Spectrum indicated that they will work swiftly with the FDA to address the CRL and remain committed to bringing EVOMELA to market.

•
Spectrum announced the publication of results from the pivotal clinical study for EVOMELA used for myeloablative conditioning in multiple myeloma patients undergoing autologous transplantation in the journal Biology of Blood and Marrow Transplantation.

•
Viking Therapeutics announced the initiation of dosing for its Phase 2 clinical trial of VK5211, an orally available, non-steroidal selective androgen receptor modulator (SARM) for the treatment of hip fracture. The trial initiation comes after Viking announced successful completion of a safety, tolerability and pharmacokinetic study of VK5211 in healthy elderly subjects.

•
Viking announced plans to conduct a Phase 2 trial of VK2809 in patients with hypercholesterolemia and fatty liver disease in the fourth quarter of 2015. The trial will evaluate efficacy, safety and tolerability in approximately 100 patients with elevated LDL cholesterol and fatty liver disease.

New Licensing Deals

•
Ligand expanded its global license and supply agreements with SAGE Therapeutics to cover the use of Captisol in the development and commercialization of SAGE-689. Ligand will receive milestone payments, tiered royalties and revenue from Captisol material sales. SAGE is responsible for all costs related to the program.

•
Ligand entered into a worldwide agreement with Sanofi for the development and commercialization of SAR-125844. Ligand will receive undisclosed milestones, tiered royalties and revenue from Captisol material sales. Sanofi is responsible for all development costs relating to the program.

•	Ligand entered into a new clinical-stage agreement with AiCuris GmbH & Co for an undisclosed anti-infective Captisol-enabled™ program.

Adjusted Financial Measures

The adjusted financial measures discussed above and in the tables below for the three and nine months ended September 30, 2015 and 2014 exclude changes in contingent liabilities, mark-to-market adjustment for amounts owed to licensors, non-cash stock-based compensation expense, non-cash debt-related costs, pro-rata non-cash net losses of Viking Therapeutics and non-cash tax expense.

Management has presented net income, net income per share, income from continuing operations and income from continuing operations per share in accordance with GAAP and on an adjusted basis. Ligand believes that the presentation of adjusted financial measures provides useful supplementary information to investors and reflects amounts that are more closely aligned with the cash profits for the period as the items that are excluded from adjusted net income are all non-cash items. Ligand uses these adjusted financial measures in connection with its own budgeting and financial planning. These adjusted financial measures are in addition to, and not a substitute for, or superior to, measures of financial performance prepared in conformity with GAAP.

Conference Call

Ligand management will host a conference call today beginning at 4:30 p.m. Eastern time (1:30 p.m. Pacific time) to discuss this announcement and answer questions. To participate via telephone, please dial (877) 407-4019 from the U.S. or (201) 689-8337 from outside the U.S., using the passcode “Ligand.” A replay of the call will be available until December 9, 2015 at 4:30 p.m. Eastern time by dialing (877) 660-6853 from the U.S. or (201) 612-7415 from outside the U.S., using passcode 13623285. Individual investors can access the webcast at www.ligand.com.

About Ligand Pharmaceuticals

Ligand is a biopharmaceutical company with a business model focused on developing or acquiring royalty generating assets and coupling them with a lean corporate cost structure. Ligand’s goal is to produce a bottom line that supports a sustainably profitable business. By diversifying the portfolio of assets across numerous technology types, therapeutic areas, drug targets and industry partners, we offer investors an opportunity to invest in the increasingly complicated and unpredictable pharmaceutical industry. In comparison to its peers, we believe Ligand has assembled one of the largest and most diversified asset portfolios in the industry with the potential to generate revenue in the future. These therapies seek to address the unmet medical needs of patients for a broad spectrum of diseases including thrombocytopenia, multiple myeloma, hepatitis, ventricular fibrillation, muscle wasting, Alzheimer’s disease, dyslipidemia, diabetes, anemia, asthma, focal segmental glomerulosclerosis, menopausal symptoms and osteoporosis. Ligand’s Captisol® platform technology is a patent-protected, chemically modified cyclodextrin with a structure designed to optimize the solubility and stability of drugs. Ligand has established multiple alliances, licenses and other business relationships with the world's leading pharmaceutical companies including Novartis, Amgen, Merck, Pfizer, Baxter International and Eli Lilly.

Follow Ligand on Twitter @Ligand_LGND.

References

1.	Amgen October 28, 2015 earnings call slides

Forward-Looking Statements

This news release contains forward-looking statements by Ligand that involve risks and uncertainties and reflect Ligand's judgment as of the date of this release. Words such as “plans,” “believes,” “expects,” “anticipates,” and “will,” and similar expressions, are intended to identify forward-looking statements. These forward-looking statements include, without limitation, statements regarding: Ligand’s future growth, Ligand's outlook for Captisol orders, expected value creation for shareholders and guidance regarding fourth-quarter and full-year 2015 financial results. Actual events or results may differ from Ligand's expectations. For example, Ligand may not receive expected revenue from material sales of Captisol, expected royalties on partnered products and research and development milestone payments. Ligand and its partners may not be able to timely or successfully advance any product(s) in its internal or partnered pipeline. In addition, there can be no assurance that Ligand will achieve its guidance for 2015 or any portion thereof or beyond, that Ligand's 2015 revenues will be at the levels or be broken down as currently anticipated, that Ligand will be able to create future revenues and cash flows by developing innovative therapeutics, that results of any clinical study will be timely, favorable or confirmed by later studies, that products under development by Ligand or its partners will receive regulatory approval, that there will be a market for the product(s) if successfully developed and approved, or that Ligand's partners will not terminate any of its agreements or development or commercialization of any of its products. Further, Ligand may not generate expected revenues under its existing license agreements and may experience significant costs as the result of potential delays under its supply agreements. Also, Ligand and its partners may experience delays in the commencement, enrollment, completion or analysis of clinical testing for its product candidates, or significant issues regarding the adequacy of its clinical trial designs or the execution of its clinical trials, which could result in increased costs and delays, or limit Ligand's ability to obtain regulatory approval. Further, unexpected adverse side effects or inadequate therapeutic efficacy of Ligand's product(s) could delay or prevent regulatory approval or commercialization. In addition, Ligand may not be able to successfully implement its strategic growth plan and continue the development of its proprietary programs. The failure to meet expectations with respect to any of the foregoing matters may reduce Ligand's stock price. Additional information concerning these and other risk factors affecting Ligand can be found in prior press releases available at www.ligand.com as well as in Ligand's public periodic filings with the Securities and Exchange Commission available at www.sec.gov. Ligand disclaims any intent or obligation to update these forward-looking statements beyond the date of this release. This caution is made under the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.

Other Disclaimers and Trademarks

The information in this press release regarding certain third-party products and programs, including Promacta, a Novartis product and Kyprolis, an Amgen product, comes from information publicly released by the owners of such products and programs. Ligand is not responsible for, and has no role in, the development of such products or programs.

Ligand owns or has rights to trademarks and copyrights that it uses in connection with the operation of its business including its corporate name, logos and websites.  Other trademarks and copyrights appearing in this press release are the property of their respective owners.  The trademarks Ligand own include Ligand® and Captisol®.  Solely for convenience, some of the trademarks and copyrights referred to in this press release are listed without the ®, © and TM symbols, but Ligand will assert, to the fullest extent under applicable law, its rights to its trademarks and copyrights.

[Tables Follow]

LIGAND PHARMACEUTICALS, INCORPORATED
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited, in thousands, except per-share data)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2015	2014	2015	2014
Revenues:
Royalties	$9,755	$7,482	$26,648	$20,573
Material sales	6,046	6,334	20,456	15,525
Collaborative R&D and other revenues	1,900	1,157	3,618	5,441
Total revenues	17,701	14,973	50,722	41,539
Operating costs and expenses:
Cost of goods sold	1,250	1,496	4,923	5,133
Research and development	2,538	3,021	10,510	8,842
General and administrative	4,971	6,742	18,190	17,053
Non-continuing expenses	345	182	786	522
Total operating costs and expenses	9,104	11,441	34,409	31,550
Income from operations	8,597	3,532	16,313	9,989
Other expense, net	(1,445)	(1,011)	(6,986)	(818)
Decrease (increase) in contingent liabilities	2,301	(1,620)	(4,976)	(4,880)
Gain on deconsolidation of Viking Therapeutics, Inc.	—	—	28,190	—
Pro-rata non-cash net losses of Viking Therapeutics, Inc.	(2,169)	—	(3,040)	—
Income tax benefit, net	217,255	(124)	216,976	(131)
Net income including noncontrolling interests	$224,539	$777	$246,477	$4,160
Less: Net loss attributable to noncontrolling interests	—	(503)	(2,380)	(809)
Net income	$224,539	$1,280	$248,857	$4,969

Basic per-share net income:	$11.29	$0.06	$12.61	$0.24

Diluted per-share net income :	$10.46	$0.06	$11.78	$0.23

Weighted average number of common shares-basic	19,886,877	20,417,187	19,741,081	20,584,469
Weighted average number of common shares-diluted	21,459,648	21,345,311	21,121,972	21,632,521

LIGAND PHARMACEUTICALS, INCORPORATED
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited, in thousands)

	September 30, 2015	December 31, 2014
Assets
Current assets:
Cash, cash equivalents and short-term investments	$187,298	$167,336
Accounts receivable	5,517	12,634
Current deferred income taxes	7,517	—
Viking note receivable	5,547	—
Inventory	1,221	269
Other current assets	2,624	4,919
Restricted investments	600	1,261
Total current assets	210,324	186,419

Long-term deferred tax assets	206,423	—
Investment in Viking Therapeutics	31,826	—
Goodwill and other identifiable intangible assets	61,179	62,961
Commercial license rights	8,598	4,568
Property and equipment, net	355	486
Other assets	2,995	3,595
Total assets	$521,700	$258,029

Liabilities and Stockholders' Equity
Accounts payable and accrued liabilities	$16,253	$22,779
Total current liabilities	16,253	22,779

Long-term portion of deferred revenue	2,083	2,085
Long-term debt, net	202,951	195,908
Other long-term liabilities	8,232	12,849
Total liabilities	229,519	233,621
Total Ligand Pharmaceuticals Inc. stockholders' equity	292,181	26,318
Noncontrolling interests	—	(1,910)
Total liabilities and stockholders' equity	$521,700	$258,029

LIGAND PHARMACEUTICALS INCORPORATED
ADJUSTED FINANCIAL MEASURES
(Unaudited, in thousands, except share data)

	Three months ended September 30,		Nine months ended September 30,
	2015	2014	2015	2014

Net income	$224,539	$1,280	$248,857	$4,969
(Decrease) increase in contingent liabilities	(2,301)	1,620	4,976	4,880
Mark-to-market adjustment for investments owed to licensors	(593)	(208)	571	262
Non-cash stock-based compensation expense	2,836	3,702	9,511	8,795
Non-cash debt related costs	2,588	1,222	7,646	—
Non-cash income taxes	(217,255)	—	(217,255)	—
Equity in net losses of Viking Therapeutics, Inc.	2,169	—	3,040	1,222
Adjusted net income	$11,983	$7,616	$57,346	$20,128
Diluted per-share net income:
Net income	$10.46	$0.06	$11.78	$0.23
Increase in contingent liabilities	(0.11)	0.08	0.24	0.23
Mark-to-market adjustment for investments owed to licensors	(0.03)	(0.01)	0.03	0.01
Non-cash stock-based compensation expense	0.13	0.17	0.45	0.41
Non-cash debt related costs	0.12	0.06	0.36	—
Non-cash taxes	(10.12)	—	(10.29)	—
Pro-rata non-cash net losses of Viking Therapeutics, Inc.	0.10	—	0.14	0.06
Adjusted net income	$0.56	$0.36	$2.71	$0.93

Weighted average number of common shares-diluted	21,459,648	21,345,311	21,121,972	21,632,521

###